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                                    KELLWOOD

                                  NEWS RELEASE


FOR IMMEDIATE RELEASE


   KELLWOOD COMPANY LOWERS 2004 GUIDANCE FOR THE THIRD QUARTER AND TOTAL YEAR


     ST. LOUIS, MO., October 21, 2004 - Kellwood Company announced today that it expects net earnings in the third quarter to be in the range of $28.5 million, or approximately $1.00 per diluted share, which is below the guidance provided in August of $32.5 million, or $1.15 per share according to Hal J. Upbin, chairman and chief executive officer. Last year the Company reported net earnings of $30.9 million and earnings per share of $1.13 in the third quarter.

     The slippage in earnings forecasted for the third quarter, versus the guidance provided in August, is due to a combination of weak consumer demand for apparel, caused partially by high gasoline prices, abnormal weather, and some of the Company's brands not being fully on target in terms of fashion look and appeal. As a result, markdown pressure at retail and wholesale levels has been more severe than earlier expected.

     Some of these issues are also impacting Spring 2005 business, which the Company is currently booking and will begin to ship in the fourth quarter. Much of the growth forecasted for the fourth quarter is still expected to come from the new marketing initiatives, which sell at higher margins. However, based on orders booked to date, it now would appear that sales in the fourth quarter from these higher margin initiatives will be less than anticipated in August. As a result, the Company now expects sales for the year to be approximately $2.57 billion, versus its earlier forecast of $2.6 billion. Last year Kellwood reported sales of $2.35 billion.

     Net earnings are now forecasted to be in the range of $77.5 million, or approximately $2.75 per diluted share. In August Kellwood provided net earnings guidance of $89-$91 million, or $3.15 to $3.25 per share. Last year the Company reported net earnings of $72.6 million, or $2.68 per share.

     "We are disappointed in our near term results and in having to reduce our expectations for the year. The environment is certainly a major factor. However, we also have some work to do to further modernize the look of some of our core moderate brands in response to the consumers' rapidly evolving taste level, and some fine-tuning of the merchandise assortments offered by a few of our new marketing initiatives. We will not see the benefits of these efforts until Fall 2005 which we begin shipping next July due to the seasonality and lead-time attendant with the apparel business," said Upbin.

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                                    KELLWOOD

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     "Finally, as with most new and transforming endeavors, the economic benefits always cost more and take longer to realize. This is true for the launching of some of our new higher profile, and better price point brands and also true for the repositioning of our Intimate Apparel business. We are committed to all of these endeavors because they will better position the Company for more profitable growth in 2005 and beyond," added Upbin.

     Kellwood will conduct a conference call on Friday, October 22 at 10:30 A.M. Central. Interested parties who wish to participate, may do so by dialing 1-800-561-2731 and entering participant code 28608174. The call will also be broadcast live over the Internet at www.Kellwood.com. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary audio software. An updated version of Kellwood's analyst presentation will be available at www.Kellwood.com on October 26.

     Kellwood (NYSE:KWD), a $2.4 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Phat Farm(R), Baby Phat(R), Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Democracy(R), DorbyTM, My Michelle(R), Briggs New York(R), Northern Isles(R), David Brooks(R), Kelty(R), and Sierra Designs(R). Calvin Klein(R), XOXO(R), Liz Claiborne(R) Dresses and Suits, IZOD(R), Dockers(R), David MeisterTM, Gerber(R), Slates(R) and Bill Burns(R) are produced under licensing agreements. For more information, visit www.kellwood.com.

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                                    KELLWOOD

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FINANCIAL CONTACT:
Roger D. Joseph, VP Treasurer & IR, Kellwood Co., 314.576.3437, Fax 314.576.3325 or roger_joseph@kellwood.com.
W. Lee Capps III, Executive VP Finance & CFO, Kellwood Co., 314.576.3486, Fax
314.576.3439 or wlc@kellwood.com.

MEDIA CONTACT:
Donna Weaver, VP Corp. Comm., Kellwood Co., 212.329.8072, Fax 212.329.8073 or donna_weaver@kellwood.com.



SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "will", "estimate", "project", "forecast", "should", "anticipate" and similar expressions may identify forward-looking statements. These forward-looking statements represent the Company's expectations concerning future events, are based on various assumptions and are subject to a number of risks and uncertainties. These risks include, without limitation: changes in the retail environment; an economic downturn in the retail market, including deflationary pressures; economic uncertainty due to the elimination of quotas on Chinese imports; a decline in the demand for the Company's products; the lack of customer acceptance of the Company's new designs and/or product lines; the increasingly competitive and consolidating retail environment; financial or operational difficulties of customers or suppliers; disruptions to transportation systems used by the Company or its suppliers; continued satisfactory relationships with licensees and licensors of trademarks and brands; ability to generate sufficient sales and profitability related to licenses containing minimum royalty payments; the economic impact of uncontrollable factors, such as terrorism and war; the effect of economic conditions and trade, legal social and economic risks (such as import, licensing and trade restrictions); stable governments and business conditions in the countries where the Company's products are manufactured; the impact of acquisition activity and the ability to effectively integrate acquired operations; and changes in the Company's strategies and expectations. These risks are more fully described in the Company's periodic filings with the SEC. Actual results could differ materially from those expressed or implied in forward-looking statements. The Company disclaims any obligation to publicly update or revise any of its forward-looking statements.

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